Exhibit 5.1

September 21, 2017

Québec

c/o Ministère des Finances

12, rue Saint-Louis

Québec (Québec) G1R 5L3

Re:

Québec – Issue of U.S.$1,250,000,000 Medium Term Notes, Series A-066, Floating Rate Notes due September 21, 2020 (the “2020 Notes”) pursuant to Québec’s U.S.$7,000,000,000 Medium Term Note Program for the Issue of Medium Term Notes, Series A, due Nine Months or More from the Date of Issue (the “Notes”) (the “USMTN Program”)

Dear Sirs:

We have acted as your Québec counsel in connection with the issue and sale of the 2020 Notes pursuant to the USMTN Program, as contemplated in the Amended and Restated Distribution Agreement dated September 11, 2017 entered among Québec and Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities PLC, RBC Capital Markets, LLC, RBS Securities Inc., Scotia Capital (USA) Inc. and TD Securities (USA) LLC (the “Distribution Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)

a registration statement No. 333-220240 of Québec filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2017 (such Registration Statement and all materials incorporated therein by reference being hereinafter called the “Registration Statement”);

(b)

a basic prospectus dated September 11, 2017 and all materials incorporated by reference therein and of the prospectus supplement relating to the Notes dated September 11, 2017 (such prospectus, material and prospectus supplement being hereinafter called the “Prospectus”);

(c)	a preliminary pricing supplement No. 1 dated September 14, 2017 to the Prospectus;

(d)	a free writing prospectus dated September 14, 2017;

(e)	a pricing supplement No.1 dated September 14, 2017 to the Prospectus;

(f)	a signed copy of the Distribution Agreement;

(g)	a signed copy of the Fiscal Agency Agreement dated May 30, 2002 between Québec and Citibank N.A., as Fiscal Agent as supplemented from time to time (the “Fiscal Agency Agreement”);

(h)	a signed copy of the Calculation Agency Agreement dated December 11, 2003 between Québec and Citibank N.A., as Calculation Agent;

(i)

three global certificates representing the 2020 Notes executed by Québec (the “Global Notes”) and delivered on September 21, 2017 to Citibank N.A. pursuant to the Fiscal Agency Agreement, as evidenced by a receipt dated the same date;

(j)

a copy of Order in Council 691-99 passed by the Gouvernement du Québec on June 16, 1999 to authorize the issuance and sale of the Notes (the “Order in Council 691-99”), as certified by an authorized representative of Québec as of the date hereof;

(k)

a copy of Order in Council 1056-2012 passed by the Gouvernement du Québec on November 14, 2012 (the “Order in Council 1056-2012”) to authorize, inter alia, the increase of the aggregate principal amount of the Notes outstanding at any one time up to U.S.$5,000,000,000 and the replacement of Order in Council 691-99, as certified by an authorized representative of Québec as of the date hereof;

(l)

a copy of Order in Council 613-2017 passed by Gouvernement du Québec on June 21, 2017 (“Order in Council 613-2017”) to authorize, inter alia, the increase of the aggregate principal amount of the Notes outstanding at any one time up to U.S.$7,000,000,000 and the amending of Order in Council 1056-2012 (Order in Council 613-2017 together with Order in Council 1056-2012 and Order in Council 691-99 are collectively referred to as the “Orders in Council”), as certified by an authorized representative of Québec as of the date hereof;

(m)

a copy of ministerial order No. FIN-3 of the Minister of Finance of Québec, dated July 7, 2003 (the “Ministerial Order FIN-3”) authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction and a copy of ministerial order No. FIN-11 of the Minister of Finance of Québec, dated June 12, 2012, authorizing the creation of a sinking fund, as certified by an authorized representative of the Ministère des Finances of Québec as of the date hereof;

(n)

a signed copy of a letter dated September 14, 2017 addressed to Mr. Jean-Claude Lauzon, Delegate General in New York, authorizing certain persons to sign on behalf of Québec all documents relating to the issuance and sale of the 2020 Notes;

(o)	a certificate dated September 21, 2017 of an authorized representative of the Ministère des Finances of Québec pursuant to section 5(b) of the Distribution Agreement;

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(p)	a certificate dated September 21, 2017 of an authorized representative of the Ministère des Finances of Québec as to the amount of other debt securities of Québec outstanding on the date hereof;

(q)	a certificate dated September 21, 2017 of the Secretary to the Ministère des Finances of Québec as to the authorized officials (signatures) of Québec, their titles and specimen signatures;

(r)	the Financial Administration Act (Québec), the Civil Code of Québec and the Code of Civil Procedure of Québec;

(s)	the Income Tax Act (Canada) and the regulations adopted thereunder; and

(t)	such other documents and legislation as we have considered necessary or appropriate to examine for the purpose of this opinion.

Based on the foregoing and subject to the assumptions and qualifications below, we are of the following opinion:

(i)

the creation, execution and sale of the 2020 Notes have been duly authorized by Québec and the Global Notes has been duly executed by Québec in accordance with the laws of Québec in effect on the date hereof, the Orders in Council and the Ministerial Order FIN-3 and constitutes valid and legally binding, direct and unconditional general obligations of Québec, for the payment and performance of which the full faith and credit of Québec will be pledged; and the Global Notes will be enforceable against Québec in accordance with its terms, subject to the qualifications set forth in paragraph (ii) herein, and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court:

1.	the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

2.

the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

3.	a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

4.	the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce obligations resulting from the taxation laws of Québec; or

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5.	the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

(ii)

Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the 2020 Notes, subject to the following qualifications:

1.

the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and judicial sequestration) against the Gouvernement du Québec; and

2.	the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment;

(iii)

our opinion with respect to Canadian federal income taxes is as set forth under the captions “Description of the Securities – Debt Securities – Canadian Taxes on Debt Securities” and “Canadian Tax Considerations” in the Prospectus and we hereby consent to the references to us under such captions.

The foregoing opinions are subject to the following assumptions and qualifications:

(a)

we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, photocopied, electronic or facsimile copies;

(b)	we have assumed that all facts set forth in the certificates supplied by Québec are complete, true and accurate;

(c)

we have assumed that, insofar as any obligation fails to be performed in any jurisdiction outside Québec, its performance would not be illegal or ineffective by virtue of the laws of that jurisdiction;

(d)	the foregoing opinions are based upon legislation in effect as of the date hereof and are limited to the laws of Québec and the laws of Canada applicable therein;

(e)

the foregoing opinions are subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, to general equitable principles, including certain equitable principles contained in the Civil Code of Québec, and to the fact that certain recourses, such as specific performance or injunction proceedings, are ordered in the discretion of a court of competent jurisdiction;

(f)

the Civil Code of Québec provides that notwithstanding the designation in a contract of the laws of Québec as being the governing laws, if the laws of Québec invalidate the designation, the courts apply the laws of the country with which the act is most closely connected (within the meaning of the Civil Code of Québec), in view of its nature and the attendant circumstances;

(g)	rights to indemnity and contribution may be limited by applicable law; and

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(h)	under the provisions of the Currency Act (Canada), the courts are precluded from rendering any monetary judgment in any currency other than the lawful currency of Canada.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Amendment No. 6 to Form 18-K dated May 19, 2017 to be filed by Québec. By giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours very truly,

/s/ Miller Thomson LLP

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